Exhibit 99.1

                                 Fifth Amendment
                                     to the
                              Bowater Incorporated
                      Retirement Plan for Outside Directors
                             As Amended and Restated
                                February 26, 1999

     WHEREAS, Bowater Incorporated, a Delaware corporation (the "Corporation"), established the Bowater Incorporated Retirement Plan for Outside Directors (the "Plan"); and

     WHEREAS, the Executive Committee of the Board of Directors of the Corporation desires to amend the Plan;

     NOW, THEREFORE, effective December 1, 2005, the Plan shall be amended as follows:

Section 4.05 shall be amended and restated as follows:

     "4.05 LUMP SUM OPTION: During each December beginning with December 2002 (the "Election Period"), a Participant may elect to receive any benefits to which he is entitled under this Article 4 in a lump sum computed using the applicable mortality table defined in Internal Revenue Code Section 417(e)(3)(A)(ii)(I) and an interest rate to be the same as established under the Supplemental Benefit Plan for Designated Employees of Bowater Incorporated and Affiliated Companies prior to the commencement of each calendar year for the calendar year in which the distribution occurs ("Lump Sum Election"). A Lump Sum Election must be made on or before the December 31st that is at least one full calendar year before the year of payment. A Lump Sum Election, once made, cannot be revoked except during an Election Period.

     Notwithstanding the foregoing, the benefits of any Participant who retires after January 1, 2005 shall be distributed in a lump sum upon the Participant's Retirement and shall be computed in accordance with the foregoing provisions of this section 4.05."

     IN WITNESS WHEREOF, Bowater Incorporated has caused this Fifth Amendment to be executed by a duly authorized member of the Executive Committee of the Board of Directors as of December 1, 2005.

                                   BOWATER INCORPORATED

                                   Executive Committee of the Board of Directors


                                   By:      /s/ Arnold M. Nemirow
                                            ---------------------
                                            Arnold M. Nemirow